Exhibit 99.1

   COVENANT TRANSPORT ANNOUNCES THIRD QUARTER FINANCIAL AND OPERATING RESULTS

CHATTANOOGA,   TENNESSEE  -  October  18,  2004  -  Covenant   Transport,   Inc.
(Nasdaq/NMS:CVTI)  announced  today  financial  and  operating  results  for the quarter and nine month period ended September 30, 2004.

For the quarter, net income increased 17%, to $4.7 million from $4.1 million in 2003, and diluted earnings per share increased 14%, to $.32 from $.28 in 2003.
The third quarter of 2004 was negatively impacted by $.02 per share relating to the previously announced interest cost on a proposed disallowed deduction by the IRS, and the third quarter of 2003 had been positively impacted by a $.01 per share adjustment for interest rate changes under FAS 133. The Company's announced guidance had been a range of $.32 to $.36 per share before the effect of the $.02 per share interest charge.

Total revenue for the quarter increased 4%, to $151.9 million from $146.5 million in 2003. Freight revenue, before fuel surcharges, remained essentially constant at $140.6 million in the 2004 quarter and $140.3 million in the 2003 quarter. The Company measures freight revenue, before fuel surcharges, because management believes that fuel surcharges tend to be a volatile source of revenue and that removal of such surcharges affords a more consistent basis for comparing results of operations from period to period.

For the first nine months,  net income  increased 22%, to $9.9 million from $8.1 million in 2003, and diluted earnings per share increased 20%, to $.66 from $.55 in 2003. Total revenue increased 2%, to $439.4 million from $430.3 million during the same period of 2003. Freight revenue, before fuel surcharges, remained essentially constant at $411.3 million in the 2004 period and $410.1 million in the 2003 period.

Chairman, President, and Chief Executive Officer David R. Parker stated, "Our results were within the range of guidance we previously announced and reflect continued improvement in our operating margin. We have been executing a strategy based on
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constraining our fleet size and improving our asset productivity,  with the goal of returning to an operating ratio (operating expenses as a percentage of total revenue) of below 90%. For the third quarter, our operating ratio was 92.7%, the first time it has been under 93% since the fourth quarter of 1999. This reflected an improvement of 130 basis points over the 94.0% operating ratio we posted in the third quarter of 2003.

Our operating results reflected a good freight environment for most of the quarter as well as high fuel prices and tough competition for drivers. As previously announced, freight demand was strong during the quarter except for a soft spot during August. Our business mix reflected a continuation of our trend toward a shorter length of haul and more dedicated routes as we allocate our capacity toward more productive customers and lanes. We are maintaining our historical focus on a substantial transcontinental team operation, but we are shifting a meaningful portion of medium length of haul movements toward shorter lengths of haul. The general effects on our business have been higher rates offset partially by lower mileage utilization and an increase in non-revenue miles. Overall, we believe the shift has been a major factor in the improvements in Covenant's profitability over the past several quarters.

For the quarter, we increased our average freight revenue per loaded mile 11.9% compared with the third quarter of 2003, primarily because of a favorable relationship between freight demand and available truck capacity. Average freight revenue per total mile increased 10.5%, reflecting a modest increase in non-revenue miles associated with a decrease in our average length of haul.
Average freight revenue per tractor per week, our main measure of asset productivity, increased 2.2%, reflecting higher rates partially offset by fewer average miles per tractor. Our mileage utilization was negatively impacted by our shorter average length of haul, a decrease in the percentage of team-driven tractors, and an increase in the percentage of our tractors that did not have drivers.

On the expense side, our after-tax costs increased almost 10%, or $.11 per mile compared with the third quarter of 2003. The main factors were a $.044 increase in compensation expense driven primarily by increases in driver pay, a $.029 increase in fuel cost per mile
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net of fuel surcharge recovery,  and an approximately $.022 per mile increase in our cost of insurance and claims resulting from an increase in our accrual rate for accidents. One positive development was that the increase in our ownership and operating costs associated with our tractor/trailer fleet has begun to flatten out as the maintenance savings of a newer fleet are offsetting more of the increased capital and trade-in costs of acquiring the new fleet. At
September 30, 2004, the average age of our tractor and trailer fleets were 1.5 years and 2.7 years, respectively, compared with 2.1 years and 4.1 years, respectively, a year ago.

Looking forward, we believe driver availability will continue to be the most pressing issue facing Covenant and the industry for the foreseeable future. We expect competition for quality drivers to remain intense and that driver numbers will be the most substantial limiting factor on capacity growth. We expect many carriers to use future rate increases to increase driver compensation. Also, the actuarial study of our claims accruals that we previously announced has not been completed. We expect the results of the study to be available during the fourth quarter.

Our balance sheet remains strong. At September 30, 2004, we had $201.9 million in stockholders' equity and $60.2 million in balance sheet debt, for a debt-to-total capitalization ratio of 23%."

The Company will be hosting a conference call on Tuesday, October 19, 2004, at 10:00 a.m. EDT. The public will be able to listen and participate in the call telephonically by dialing 800-603-1780 access code 1462406. For more information on how to access the conference call and for statistical and financial information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.covenanttransport.com.

Covenant Transport,  Inc. is a public truckload carrier that offers just-in-time service and other premium  transportation  services for customers throughout the
United States. Covenant operates one of the ten largest fleets in North America.
The Company's Class A common stock is traded on the Nasdaq National Market under symbol, "CVTI."
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This press  release  contains  forward-looking  statements  that  involve  risk, assumptions,  and uncertainties  that are difficult to predict.  Statements that constitute  forward-looking  statements are usually  identified by words such as
"anticipates,"   "believes,"   "estimates,"   "projects,"   "expects,"  "plans,"
"intends," or similar  expressions.  These  statements  are made pursuant to the safe harbor provisions of the Private Securities  Litigation Reform Act of 1995.
Such  statements  are based upon the  current  beliefs and  expectations  of our management  and are  subject  to  significant  risks and  uncertainties.  Actual results may differ from those set forth in the forward-looking  statements.  The following factors, among others, could cause actual results to differ materially from those in forward-looking statements:  excess tractor or trailer capacity in the trucking industry;  decreased demand for our services or loss of one or more of our major customers;  surplus inventories;  recessionary  economic cycles and downturns in  customers'  business  cycles;  strikes,  work slow downs,  or work
stoppages  at  the  Company,   customers,   ports,  or  other  shipping  related
facilities;   increases  or  rapid  fluctuations  in  fuel  prices  as  well  as fluctuations  in hedging  activities  and surcharge  collection;  the volume and terms of diesel purchase  commitments;  interest rates,  fuel taxes,  tolls, and license  and  registration  fees;  increases  in the prices paid for new revenue equipment  and changes in the resale value of our used  equipment;  increases in compensation  for and difficulty in attracting and retaining  qualified  drivers and independent  contractors;  elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation,  health, and other claims;  high insurance  premiums;  fluctuations  in claims expenses that result from high self-insured  retention amounts and differences between estimates used in  establishing  and adjusting  claims  reserves and actual  results over time;
seasonal factors such as harsh weather conditions that increase operating costs;
competition  from  trucking,   rail,  and  intermodal  competitors;   regulatory
requirements  that  increase  costs or decrease  efficiency,  including  revised hours-of-service  requirements for drivers;  the ability to successfully execute the Company's initiative of improving the profitability of medium length of haul movements;  and the  ability  to  identify  acceptable  acquisition  candidates, consummate  acquisitions,  and integrate  acquired  operations.  Readers  should review and consider  these  factors  along with the various  disclosures  by the
Company  in its  press  releases,  stockholder  reports,  and  filings  with the
Securities Exchange Commission.


For further information contact:
Joey B. Hogan, Executive VP and Chief Financial Officer           (423) 825-3336
hogjoe@covenanttransport.com

For copies of Company information contact:
Kim Perry, Administrative Assistant                               (423) 825-3357
perkim@covenanttransport.com



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                            Covenant Transport, Inc.
                     Key Financial and Operating Statistics
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
                                                        Three Months Ended Sept 30           Nine Months Ended Sept 30
                                                       -----------------------------       -----------------------------
($000s)                                                   2004     2003    % Change           2004      2003    % Change
                                                          ----     ----    --------           ----      ----    --------
Freight revenue                                          $140,631 $140,313      0.2%        $411,257  $410,145      0.3%
Fuel surcharge revenue                                     11,304    6,170                    28,192    20,155
                                                       --------------------                --------------------
                  Total revenue                          $151,935 $146,483      3.7%        $439,449  $430,300      2.1%

Operating expenses
                  Salaries, wages and related expenses     55,563   55,863                   163,899    165,335
                  Fuel expense                             32,893   26,370                    90,708     81,660
                  Operations and maintenance                7,657   10,161                    22,851     30,446
                  Revenue equipment rentals and
                     purchased transportation              16,593   18,634                    53,745     50,014
                  Operating taxes and licenses              3,478    3,343                    10,631     10,519
                  Insurance and claims                      9,809    8,240                    27,073     25,836
                  Communications and utilities              1,550    1,868                     4,866      5,307
                  General supplies and expenses             3,422    3,527                    10,443     10,526
                  Depreciation and amortization            10,728    9,991                    33,209     31,208
                                                       --------------------                --------------------
Total operating expenses                                  141,693  137,997                   417,425    410,851
                                                       --------------------                --------------------
Operating income                                           10,242    8,486     20.7%          22,024     19,449    13.2%
Other (income) expenses:
                  Interest expense                            708      538                     1,971     1,786
                  Interest income                             (11)     (43)                      (30)     (106)
                  Other                                       297     (251)                     (254)     (206)
                                                       --------------------                --------------------
Other (income) expenses, net                                  994      244                     1,687     1,474
                                                       --------------------                --------------------
Income before income taxes                                  9,248    8,242     12.2%          20,337    17,975     13.1%
Income tax expense                                          4,503    4,192                    10,484     9,923
                                                       --------------------                --------------------
Net income                                                 $4,745   $4,050     17.2%          $9,853    $8,052     22.4%
                                                       ====================                ====================


Basic earnings per share                                   $0.33     $0.28     17.9%           $0.67      $0.56    19.6%
Diluted earnings per share                                 $0.32     $0.28     14.3%           $0.66      $0.55    20.0%
Weighted avg. common shares outstanding                   14,585    14,461                    14,634     14,413
Weighted avg. common shares outstanding                   14,811    14,692                    14,817     14,652
     adjusted for assumed conversions

Operating statistics excludes fuel surcharges.

Net margin as a percentage of freight revenue              3.37%     2.89%                     2.40%      1.96%
Average revenue per loaded mile                           $1.410    $1.260     11.9%          $1.368     $1.255     9.0%
Average revenue per total mile                            $1.285    $1.163     10.5%          $1.245     $1.155     7.8%
Average revenue per tractor per week                      $3,035    $2,971      2.2%          $2,925     $2,861     2.2%
Average miles per tractor per period                      31,043    33,568     -7.5%          91,989     96,444    -4.6%
Weighted avg. tractors for period                          3,524     3,584     -1.7%           3,582      3,665    -2.3%
Tractors at end of period                                  3,517     3,586     -1.9%           3,517      3,586    -1.9%
Trailers at end of period                                  8,847     8,294      6.7%           8,847      8,294     6.7%

                                                       Sept 2004   Dec 2003
                                                       ---------   --------
Total assets                                            $351,976  $354,281
Total equity                                             201,936   192,143
Total debt, including current maturities                  60,172    61,653
Debt to Capitalization Ratio                               23.0%     24.3%
